EXHIBIT 21 LIST OF SUBSIDIARIES
SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
The following are all significant subsidiaries of Shenandoah Telecommunications Company, and are organized in the Commonwealth of Virginia.
Shenandoah Cable Television, LLC
Shenandoah Mobile, LLC
Shenandoah Personal Communications, LLC
Shenandoah Telephone Company
Shentel Management Company